EXHIBIT (a)(1)(H)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED FEBRUARY 24, 2005 (THE “OFFER TO PURCHASE”) AND THE RELATED LETTER OF TRANSMITTAL AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED MADE ON BEHALF OF PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

NOTICE OF OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK
OF

DIGITAL IMPACT, INC.

AT

$2.00 NET PER SHARE

BY

DII ACQUISITION CORP.,

A WHOLLY-OWNED SUBSIDIARY OF

infoUSA INC.

      DII Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of infoUSA Inc., a Delaware corporation (“infoUSA”), is offering to purchase all issued and outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of Digital Impact, Inc., a Delaware corporation (“Digital Impact”), at a price of $2.00 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 23, 2005, UNLESS THE OFFER IS EXTENDED.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY infoUSA AND ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, PURCHASER), WOULD REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (2) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RESTRICTIONS ON “BUSINESS COMBINATIONS” SET FORTH IN SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WILL NOT APPLY TO THE PROPOSED SECOND-STEP MERGER OR ANY OTHER BUSINESS COMBINATION INVOLVING infoUSA OR ANY OF ITS SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, PURCHASER) AND DIGITAL IMPACT AND (3) THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER.

      The purpose of the Offer is to enable infoUSA to acquire control of, and ultimately the entire equity interest in, Digital Impact. The Offer, as the first step in the acquisition of Digital Impact, is intended to facilitate the acquisition of all issued and outstanding Shares. Purchaser currently intends, promptly following consummation of the Offer, to seek to have Digital Impact consummate a second-step merger or similar business combination with Purchaser or another direct or indirect wholly-owned subsidiary of infoUSA, pursuant to which each then outstanding Share (other than Shares held by infoUSA or its subsidiaries

(including, without limitation, Purchaser) and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the price paid per Share pursuant to the Offer.

      infoUSA AND PURCHASER ARE SEEKING TO DISCUSS WITH DIGITAL IMPACT THE ACQUISITION OF DIGITAL IMPACT BY PURCHASER. infoUSA AND PURCHASER RESERVE THE RIGHT TO AMEND THE OFFER (INCLUDING, WITHOUT LIMITATION, AMENDING THE NUMBER OF SHARES TO BE PURCHASED AND THE OFFER PRICE) UPON ENTERING INTO A MERGER AGREEMENT WITH DIGITAL IMPACT, OR TO NEGOTIATE A MERGER AGREEMENT WITH DIGITAL NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY infoUSA, PURCHASER AND DIGITAL IMPACT.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Wells Fargo Bank, N.A. (the “Depositary”) of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for such Shares (the “Share Certificates”) or timely confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 2” of the Offer to Purchase) pursuant to the book-entry transfer procedures discussed in “The Offer — Section 3” of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in “The Offer — Section 2” of the Offer to Purchase) in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

      The term “Expiration Date” means 12:00 Midnight, New York City time, on Wednesday, March 23, 2005, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in “The Offer — Section 14” of the Offer to Purchase shall have occurred, to extend the period during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and by making a public announcement of the extension. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for any Shares, regardless of any extension of the Offer or any delay in paying such purchase price. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Purchaser currently has no intention of making available a “subsequent offering period” (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but has the right to do so under Rule 14d-11.

      If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the

Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as discussed in “The Offer — Section 4” of the Offer to Purchase.

      If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer pursuant to the procedures set forth in “The Offer — Section 3” of the Offer to Purchase, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

      Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 25, 2005 (or such later date as may apply in case the Offer is extended).

      To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in “The Offer — Section 3” of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in “The Offer — Section 3” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

      Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures discussed in “The Offer — Section 3” of the Offer to Purchase. All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

      A request is being made to Digital Impact pursuant to Rule 14d-5 under the Exchange Act for the use of Digital Impact’s stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by Digital Impact with this request, the Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Digital Impact’s stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser or, if it so elects, the materials will be mailed by Digital Impact. A request is also being made to Digital Impact pursuant to Section 220(b) of the Delaware law to inspect Digital Impact’s stock ledger, a list of Digital Impact’s stockholders and Digital Impact’s other books and records.

      The receipt of cash in the Offer or the proposed second-step merger will be a taxable transaction for U.S. Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders should consult their tax advisors about the particular effect the proposed transactions will have on their Shares.

      The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

      THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

      Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser’s expense. No fees or commissions will be payable to brokers, dealers or other persons (other than to the Depositary, to the Information Agent and, in the event that the laws of one or more jurisdictions require the Offer to be made by a licensed broker or dealer, to a broker or dealer licensed in such jurisdiction) in connection with the solicitation of tenders of Shares pursuant the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 628-8536

February 24, 2005